EXHIBIT 10.35
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                              ENGAGEMENT AGREEMENT


This Engagement Agreement shall fully outline the proposal from Heartsoft, Inc. regarding the promotion and employment of Dana Swift to the position of the Chief Technology Officer, Heartsoft, Inc.

Position and Commitment Date: Dana Swift ("Swift") shall be promoted and employed as the Chief Technology Officer of Heartsoft, Inc.(the "Company"), and such employment shall commence retroactively as of September 1, 2,000.

Salary. Swift shall be paid a base salary of $100,000 per year, to be paid biweekly by the company.

Promotion Bonus. The company shall pay Swift a promotion bonus of $5,000 upon execution of this Engagement Agreement.

Grant of Stock: The company shall grant Swift a promotion bonus of 25,000 shares of the Company's restricted common stock upon execution of this Engagement Agreement and will further grant Swift an additional bonus of 25,000 shares of the Company's restricted common stock upon the six-month anniversary of this signed Agreement.

Stock Bonus: On the first, second, and third anniversary of his employment, Swift shall receive a stock bonus of 100,000 shares of the Company's restricted Common stock. If Swift completes three years of employment with the Company, he will receive a total of 300,000 shares of the Company's restricted Common stock under the terms of Paragraph 5.

In the event of a change of control of Heartsoft, Inc. such as the acquisition of a majority interest of the Company, all shares of stock available for issuance under Paragraph 5, herein, totaling an aggregate of 300,000 shares shall fully vest and be made available to Swift prior to or during the change of control.

Benefits: The Company shall continue to provide to Swift reasonable medical, life, and dental insurance similar to coverage currently provided to Swift and other executive level managers of the Company. These benefits shall be provided at no cost to Swift.

Vacation: The Company shall provide Swift with a minimum of four (4) weeks of paid vacation per year. Such vacation time will be a) subject to approval by Swift's immediate supervisor and shall be granted at his request provided the Company is given at least one week notice, and b) does not create any undo hardship to the Company relative to Swift's normal responsibilities or project dead-lines.

Computer Equipment: The Company shall provide Swift with reasonable and current computer equipment and high-speed Internet service as required for his home office and commuting needs.

Car Allowance: The company shall provide Swift with a monthly car allowance of $400 per month during the term of his employment under this Agreement.
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Supervisor: Swift shall report directly to the President or Chief Executive
Officer of the Company, and will work laterally with the VP of Sales and Marketing and Chief Financial/Operating Officer or any other corporate officers who may be hired at the executive management level in the future.

Termination for Cause. In the event that the Company shall terminate Swift 's employment with cause, (minimally defined as substantial insubordination, repetitive abuse of published Company policies, excessive absenteeism, failure to perform reasonably assigned job tasks, or conviction of a felony of any kind), the Company shall pay Swift through the date of his termination, and the Company shall have no further obligation hereunder.

Termination Without Cause. In the event that the Company terminates Swift's employment without cause, the Company shall pay Swift an amount equal to six (6) month's salary, paid biweekly, and the Company shall have no further obligation hereunder.

Other Benefits: The Company shall provide other benefits including, but not limited to holidays and sick leave which are customarily provided to other employees of the Company at the executive management level.


HEARTSOFT, INC.

/s/ Benjamin P. Shell
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Benjamin P. Shell, Chief Executive Officer


Approved and accepted this 6th of October, 2000.

/s/ Dana Swift
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Dana Swift